Exhibit 10.5

January 1, 2025

Romeo Dizon

Email: rdizon11@ymail.com

Dear Romeo,

I am very pleased to extend to you this employment offer for the position of Chief Financial Officer with IRIDEX Corporation, reporting directly to me.

This contingent offer summarizes several elements of the position:

Annual Base Salary: $300,000 annual base salary ($11,538.46 bi-weekly)

MBO Program:

The MBO Program comprises of two components – STI (Short Term Incentive) typically in the form of an annual cash bonus and LTI (Long Term Incentive) in the form of equity-based awards.

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Short Term Incentive (STI) Bonus: 55% of annual salary. The STI bonus will be contingent upon achievement of specific corporate outlined in Exhibit A. STI bonus will be paid on a quarterly basis. You must be employed with Iridex at the end of the quarter to be eligible for the STI bonus for that quarter.
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Long Term Incentive (LTI): ): LTI is determined, annually, by the CEO using guidance from the compensation committee in July timeframe. You will be eligible to participate starting in July 2025. LTI generally consists of a combination of Restricted Stock Units, Performance Stock Units, and Options as set by the Board of Directors and CEO. Equity grants typically have a 3-year vesting schedule.

Stock Options:

We will recommend to the Compensation Committee of the Board of Directors at their next meeting that they approve a grant of stock options to purchase 53,000 shares of the Company’s common stock (the “Option”) under the Company’s 2008 Equity Incentive Plan (“Plan”) and option agreement thereunder.

Upon grant, the Option will be scheduled to vest and become exercisable by you over a total period of 48 months following your date of hire (“Hire Date”), in the following manner, in each case subject to your continued status as a Service Provider (as defined in the Plan) through each relevant date:

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12/48 (13,250) of the shares of the Company’s common stock subject to the Option on the one (1) year anniversary of your Hire Date; and
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1/48 per month thereafter on the same day of the month as your Hire Date (or the last day of the month, if there is no corresponding day in such month).
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Per Share Exercise Price: 100% of the fair market value (generally, the closing sales price) of a share of the Company’s common stock as of the Option’s grant date.

Exhibit 10.5

Benefits:

IRIDEX offers 3) HMO Plans (UnitedHealthcare, Blue Shield and Kaiser) and 4) PPO Plans (all UnitedHealthcare), Dental (UnitedHealthcare) and Vision (VSP) benefits. IRIDEX pays 87% of the employee premiums and 79% of the dependent premiums.

IRIDEX also offers a 401k plan where the Company will match fifty cents on the dollar, up to $115 per pay period or $3,000 annually. The Company also provides for life, business travel, short-term (STD) and long-term disability (LTD) insurance. Additional benefits also include Flexible Spending Account, Dependent Care Flexible Account, Education Reimbursement, Wellness Program and many more perks.

As a Member of the Executive Staff, you have unlimited vacation without the requirement of accruing or tracking, subject to agreement by the CEO. You will also accrue two weeks of sick time during your first year of employment. IRIDEX also compensates eligible employees for eight holidays and 1-2 floating holidays per year.

Your anticipated start date is February 3, 2025. IRIDEX’s normal working hours are 8:00 a.m. to 5:00 p.m. Monday through Friday. The Chief Financial Officer position is a salary exempt position and may require you to work beyond the normal work schedule, travel and/or work on Saturdays or Sundays. IRIDEX has a travel policy that outlines what expenses are appropriate and the documentation which is needed for reimbursement.

This offer of employment will expire at the end of business day on January 10, 2025.

Please note that this contingent offer of employment is made “at will” in which either you or the Company may terminate employment at any time with or without cause.

This offer is contingent upon acceptable results from your background check and also upon your completing, signing, and returning the enclosed: Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; and providing verification of eligibility to work in the United States in accordance with the provisions of the Immigration Reform and Control Act of 1986 before starting work.

You will be required to present evidence of your work eligibility on your first day of employment. A sample of the sufficient items include a United States Passport or Driver’s License and Social Security Card.

This letter along with the enclosed Confidential Information and Invention Assignment Agreement between you and IRIDEX, set forth the terms of your employment with IRIDEX and supersede any prior negotiations, representations, or agreements, whether oral or written. The provisions of this letter regarding “at will” and arbitration may only be modified by a document signed by you and the Company’s president.

Exhibit 10.5

We have very high expectations that your capabilities, experience, and winning attitude will make you an outstanding contributor on the IRIDEX team.

Sincerely,

/s/ Patrick Mercer

Patrick Mercer

President & CEO

Accepted By: /s/ Romeo Dizon Date: 01/07/2025

Romeo Dizon